Exhibit 99.5

UNION BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

(UNAUDITED)

(In thousands, except share data)	Nine Months Ended September 30,
	2013	2012

Interest and Dividend Income
Loans, including fees	$2,452	$2,749
Investment securities - taxable	622	743
Investment securities - tax exempt	16	18
Other	23	10

Total Interest Income	3,113	3,520

Interest Expense
Deposits	349	323

Total Interest Expense	349	323

Net Interest Income before Provision for Loan Losses	2,764	3,197

Provision for Loan Losses	301	545

Net Interest Income after Provision for Loan Losses	2,463	2,652

Other Operating Income
Service charges and other fees	354	346
Net investment security gains/(losses)	(81)	366
Commissions from trust department	155	156
Other income	285	167

Total Other Operating Income	713	1,035

Other Operating Expenses
Salaries and employee benefits	1,719	1,824
Net occupancy expense	282	194
Equipment expense	119	120
ATM network expense	78	129
Professional fees expense	331	136
Core deposit intangible amortization expense	—	9
Other expenses	885	1,070

Total Other Operating Expenses	3,414	3,482

Income/(Loss) before Income Tax Expense	(238)	205

Income Tax Expense	—	42

Net Income/(Loss)	($238)	$163

Basic and diluted earnings per share	($0.47)	$0.32

Weighted average number of shares outstanding	506,513	506,513

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The unaudited pro forma combined financial information and explanatory notes present how the combined financial statements of Riverview and Union may have appeared had the business actually been combined as of the date indicated. The unaudited pro forma combined balance sheet at September 30, 2013 assumes the consolidation was completed on that date. The unaudited pro forma combined income statement for the nine months ended September 30, 2013 gives effect to the consolidation as if the consolidation had been completed January 1, 2013. The unaudited pro forma combined financial information shows the impact of the consolidation on Riverview’s and Union’s combined financial position and results of operations under the acquisition method of accounting with Riverview treated as the acquirer from an accounting standpoint. Under this method of accounting, Newco will be required to record the assets and liabilities of Riverview at their historical values and Union at their estimated fair values as of the date the consolidation is completed.

The unaudited pro forma combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both Riverview and Union that can be found elsewhere in the joint proxy statement/prospectus.

The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented. Furthermore, the information does not include the impact of possible revenue enhancements, expense efficiencies, asset disposition and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma combined financial information, the allocation of the purchase price reflected in the unaudited pro forma combined financial information is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the consolidation based upon changes in the balance sheet, including fair value estimates.

UNAUDITED PRO FORMA COMBINED BALANCE SHEETS

AS OF SEPTEMBER 30, 2013

	Riverview Financial Corporation	Union Bancorp, Inc.	Combined 9/30/2013	Pro Forma Adjustments		Riverview Pro Forma Combined
	(Dollars in thousands, except share data)
Assets
Cash and due from banks	$9,951	$10,651	$20,602	($1,071	) (1)	$19,531
Interest bearing deposits	2,446	—	2,446	—		2,446
Federal funds sold	5,090	3,000	8,090	—		8,090

Total cash and cash equivalents	17,487	13,651	31,138	(1,071)		30,067
Interest bearing time deposits with banks	250	988	1,238	—		1,238
Securities available for sale	31,376	28,851	60,227	(25	) (2)	60,202
Loans, net of unearned income	246,930	76,094	323,024	(1,432	) (3)	321,592
Less: allowance for loan losses	(3,556)	(1,383)	(4,939)	1,383	(4)	(3,556)

Total net loans	243,374	74,711	318,085	(49)		318,036
Premises and equipment	6,887	1,148	8,035	614	(7)	8,649
Accrued interest receivable	912	473	1,385	—		1,385
Investment in restricted stock	1,065	195	1,260	—		1,260
Cash value of life insurance	6,870	1,409	8,279	—		8,279
Foreclosed assets	1,519	—	1,519	—		1,519
Goodwill	2,297	—	2,297	1,913	(8)	4,210
Intangible assets	466	—	466	712	(5)	1,178
Other assets	4,189	1,786	5,975	1,318	(9)	7,293

Total assets	$316,692	$123,212	$439,904	$3,412		$443,316

Liabilities and Shareholders’ Equity
Deposits:
Noninterest bearing	$22,327	$27,920	$50,247	$—		$50,247
Interest bearing	258,294	84,349	342,643	392	(6)	343,035

Total deposits	280,621	112,269	392,890	392		393,282
Long-term borrowings	7,000	—	7,000	—		7,000
Accrued interest payable	146	56	202	—		202
Other liabilities	2,256	1,124	3,380	842	(10)	4,222

Total Liabilities	290,023	113,449	403,472	1,234		404,706

Shareholders’ equity
Common stock	875	595	1,470	21,805	(1)(11)(12)	23,275
Surplus	11,383	1,694	13,077	(13,077	) (11)(12)	—
Retained earnings	15,101	11,099	26,200	(10,512	) (11)	15,688
Accumulated other comprehensive loss	(353)	(1,128)	(1,481)	1,128	(11)	(353)
Treasury stock	(337)	(2,497)	(2,834)	2,834	(11)(12)	—

Total Shareholders’ Equity	26,669	9,763	36,432	2,178		38,610

Total Liabilities and Shareholders’ Equity	$316,692	$123,212	$439,904	$3,412		$443,316

Pro forma per share data (A):
Book value per share	$15.54	$19.27	$16.39			$14.28
Tangible book value per share	$13.93	$19.27	$15.15			$12.29
Shares outstanding	1,716,316	506,513	2,222,829	481,187		2,704,016

(A)	Share data is restated to a pro forma per share equivalent basis based on the recapitalization at the exchange ratios of 1.0 for Riverview and 1.95 for Union.

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

NINE MONTHS ENDED SEPTEMBER 30, 2013

	Riverview Financial Corporation	Union Bancorp, Inc.	Combined 9/30/2013	Pro Forma Adjustments		Riverview Pro Forma Combined
	(Dollars in thousands, except share data)
Interest income
Loans, including fees	$8,970	$2,452	$11,422	($184	) (3)	$11,238
Investment securities	667	638	1,305	—		1,305
Other	26	23	49	—		49

Total interest income	9,663	3,113	12,776	(184)		12,592

Interest expense
Deposits	1,659	349	2,008	(127	) (6)	1,881
Short-term borrowings	1	—	1	—		1
Long-term debt	225	—	225	—		225

Total interest expense	1,885	349	2,234	(127)		2,107

Net interest income	7,778	2,764	10,542	(57)		10,485
Provision for possible loan losses	47	301	348	—		348

Net interest income after provision for possible loan losses	7,731	2,463	10,194	(57)		10,137

Noninterest income
Service charges, fees and other income	492	606	1,098	—		1,098
Earnings on cash value of life insurance	166	26	192	—		192
Fees and commissions from securities brokerage	408	—	408	—		408
Commissions from trust department	—	155	155	—		155
Gain/(loss) on sale of available for sale securities	119	(81)	38	—		38
Loss on sale of other real estate owned	(264)	—	(264)	—		(264)
Gain on write-down of other real estate owned	76	—	76	—		76
Gain on sale of mortgage loans	475	7	482	—		482

Total noninterest income	1,472	713	2,185	—		2,185

Noninterest expenses
Salaries and employee benefits	3,814	1,719	5,533	—		5,533
Occupancy expenses	721	282	1,003	21	(7)	1,024
Equipment expenses	395	119	514	—		514
Professional fees	152	331	483	—		483
Other expenses	2,077	963	3,040	109	(5)	3,149

Total noninterest expenses	7,159	3,414	10,573	130		10,703

Income/(loss) before income taxes	2,044	(238)	1,806	(187)		1,619

Income tax (benefit)/expense	516	—	516	(103	) (9)	413

Net income/(loss)	$1,528	($238)	$1,290	($84)		$1,206

Basic earnings per share (weighted average) share	$0.89	($0.47)	$0.58			$0.45

Diluted earnings per share (weighted average) share	$0.89	($0.47)	$0.58			$0.45

Weighted average number of shares outstanding:
Basic	1,716,316	506,513	2,222,829	481,197		2,704,026

Diluted	1,719,519	506,513	2,226,032	481,197		2,707,229

Notes to Unaudited Pro Forma Combined Financial Information

Note 1 – Basis of Pro Forma Presentation

The unaudited pro forma combined consolidated balance sheet as of September 30, 2013 and income statement for the nine months ended September 30, 2013 illustrate the effect of the proposed consolidation. As required by FASB ASC Topic 805-Business combinations, we have used the acquisition method of accounting and adjusted the acquired assets and liabilities of Union to fair value as of the balance sheet date. Under this method, we will record Union assets and liabilities as of the date of the acquisition at their respective fair values and add them to those of Riverview. We will record in goodwill any difference between the purchase price for Union and the fair value of the identifiable net assets acquired (including core deposit intangibles). We will not expense the amortization of the goodwill that results from the acquisition, if any, but will review it for impairment at least annually. To the extent there is an impairment of the goodwill, we will expense the impairment. We will amortize to expense core deposit and other intangibles with definite useful lives that we record in conjunction with the consolidation. Financial statements that Riverview issues after the acquisition will reflect the results attributable to the acquired operations of Union beginning on the date of completion of the consolidation.

In connection with the consolidation, Riverview and Union are currently working to further develop their preliminary plans to consolidate their operations. During the next several months, we expect to refine the specific details. We are currently in the process of assessing the two companies’ personnel, benefit plans, premises, equipment, computer systems and service contracts to determine where we may take advantage of redundancies. We will record cost associated with such decisions and any other consolidation related costs as incurred and have not included them in the pro forma adjustments to the pro forma consolidated statements of income.

The unaudited pro forma combined consolidated financial information contained herein assumes that each share of Union common stock will be exchanged for 1.95 shares of Newco, and each share of Riverview common stock will be exchanged for 1.0 share of Newco, and further assumes a Newco common stock price of $12.58, reflecting the estimated pro forma combined tangible book value at December 31, 2012. Utilizing the exchange ratio of 1.95 to 1.0 for Union, and 1.0 to 1.0 for Riverview, it is anticipated that Union common shareholders will own approximately 36.5% of the voting stock, and Riverview common shareholders will own approximately 63.5%, of the combined company after the consolidation.

The unaudited pro forma combined consolidated financial information is based upon the assumption that the total number of shares of Union common stock will be 506,513 and the total number of shares of Riverview common stock will be 1,716,316 immediately prior to the completion of the consolidation, and utilizes the Union exchange ratio of 1.95, which will result in 987,700 Newco common shares being issued in the transaction for Union shareholders, and utilizes the Riverview exchange ratio of 1.0, which will result in 1,716,316 Newco common shares being issued in the transaction for Riverview shareholders, resulting in 2,704,016 total Newco shares being issued in the transaction. Upon completion of the consolidation, all outstanding Riverview options will convert into options to purchase Newco common stock with no change to the number of shares subject to the option or the exercise price.

The unaudited pro forma combined consolidated financial statements as of September 30, 2013 combine the historical consolidated financial statements of Riverview and Union. The unaudited pro forma combined consolidated financial statements give effect to the proposed consolidation as if the consolidation occurred on September 30, 2013.

The notes to the unaudited pro forma combined consolidated financial statements describe the pro forma amounts and adjustments presented below. THIS PRO FORMA DATA IS NOT NECESSARILY INDICATIVE OF THE OPERATING RESULTS THAT RIVERVIEW WOULD HAVE ACHIEVED HAD IT COMPLETED THE CONSOLIDATION AS OF THE BEGINNING OF THE PERIOD PRESENTED AND SHOULD NOT BE CONSIDERED AS REPRESENTATIVE OF FUTURE OPERATIONS.

The unaudited pro forma combined consolidated financial information presented below is based on, and should be read together with, the historical financial information that Riverview and Union included in the joint proxy statement/prospectus as of and for the indicated periods.

Note 1 – Basis of Pro Forma Presentation (Continued)

The total estimated purchase price of Union common stock for the purpose of this pro forma financial information is $12,425,000.

		September 30, 2013
		(Dollars in thousands, except share data)
Purchase Price Consideration in Common Stock	506,513
Exchange ratio	1.95

Newco common stock to be issued	987,700
Value assigned to Newco shares	$12.58
Total purchase price		$12,425

Net Assets Acquired:
Union shareholders’ equity	9,763

Estimated adjustments to reflect assets acquired at fair value:
Investment securities	(25)
Loans
Interest rate fair credit mark	897
Credit fair mark	(2,329)
Allowance for loan losses	1,383
Bank premises and equipment	614
Core deposit intangible	712
Deferred tax asset	1,318

Estimated (decrease) to reflect liabilities acquired at fair value:
Time deposits	(392)
Unfunded pension liability	(842)
Transaction merger expenses to be incurred by Union	(587)
		10,512

Goodwill resulting from consolidation		$1,913

The consolidation will be accounted for using the acquisition method of accounting for business combinations which requires that the assets and liabilities of Union be adjusted to the fair value as of the date of the acquisition.

The unaudited pro forma combined financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of Union at their respective fair values and represent management’s best estimates based upon the information available at this time. These pro forma adjustments are expected to be revised as additional information becomes available and additional detailed analysis is performed. Furthermore, the final allocation of the purchase price will be determined after the consolidation is completed and after completion of a final analysis to determine the fair values of Union’s tangible and identifiable intangible assets and liabilities as of the closing date of the transaction. The final purchase accounting adjustments may be materially different from the pro forma adjustments presented herein. Increases or decreases in the fair value of certain balance sheet amounts including loans, securities, deposits and related intangibles and debt will result in adjustments to both the balance sheet and income statement. Such adjustments, when compared with the information shown in this document, may change the amount of the purchase price allocated to goodwill while changes to other assets and liabilities may impact the income statement due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities.

The unaudited pro forma combined financial information presented herein does not necessarily provide an indication of the combined results of operations, combined financial position or the final goodwill resulting from consolidation that would have resulted had the consolidation actually been completed as of the assumed consummation date, nor is it indicative of the results of operations in future periods or future financial position of the combined company.

Note 2 – Pro Forma Adjustments

The purchase accounting and pro forma adjustments related to the unaudited pro forma combined balance sheets and income statements are described as follows:

(1)	For purposes of the unaudited pro forma combined consolidated financial statements, consolidation costs for both Riverview and Union are not included in the unaudited pro forma combined consolidated statement of income. The consolidation costs related to Riverview and Union, respectively, associated with the acquisition will be recorded as expense as incurred for GAAP reporting. After tax direct transaction costs of $484,000 for Riverview and $587,000 for Union, totaling $1,071,000, which have not yet been totally expensed to date, are included in the pro forma combined consolidated balance sheet as a decrease to cash and equity.

(2)	Fair value adjustment decrease of $25,000 for Union available for sale equity investment.

(3)	Union loans receivable adjustments include: (a) a fair value premium of $897,000 to reflect fair values of loans based on current interest rates of similar loans. The adjustment will be substantially recognized over approximately 7 years using an amortization method based upon the expected life of the loans and is expected to decrease pro forma pre-tax interest income by $184,000 in the first year following consummation of the consolidation; and (b) a fair value discount of $2,329,000 to reflect the credit risk of the loan portfolio.

(4)	Reversal of the Union allowance for loan losses of $1,318,000 in accordance with the acquisition method of accounting for the consolidation. No pro forma earnings impact was assumed from the loan credit adjustments in the first year following consummation of the consolidation.

(5)	Adjustment of $712,000 to record a core deposit intangible for acquired Union deposit liabilities to reflect the fair value of and the related amortization using an accelerated method based upon an expected life of 12 years. The amortization of the core deposit intangible is expected to increase pro forma pre-tax noninterest expense by $109,000 in the first year following consummation.

(6)	A fair value premium of $392,000 to reflect the fair value of certain Union interest-bearing time deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized using an amortization method based upon the estimated maturities of the deposit liabilities. The adjustment is expected to decrease pro forma pre-tax interest expense by $127,000 in the first year following consummation.

(7)	Adjustment of $614,000 to reflect the increase in fair value for Union premises and equipment. We have presented the amortization of the fair value adjustment over a 30 year period. We expect this adjustment to increase pro forma occupancy and equipment expense by $21,000 in the first year of consummation.

(8)	Goodwill is created when the purchase price consideration exceeds the fair value of the net assets acquired, which for purposes of analysis is as of September 30, 2013, creating goodwill of $1,913,000. Riverview will determine the final allocation of the purchase price after we have completed additional analysis to determine the fair values of Union tangible and identifiable intangible assets and liabilities as of the date of consolidation. Changes in the fair value of the net assets of Union as of the date of the consolidation will likely change the amount of the purchase price allocable to goodwill. The further refinement of transaction costs, changes in Union’s shareholders’ equity including net income between September 30, 2013 and the date of the consolidation will likely change the amount of goodwill recorded. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. Riverview has prepared the pro forma financial information to include the estimated adjustments necessary to record the assets and liabilities of Union at their respective fair values and represents management’s best estimate based upon the information available at this time. The pro forma adjustments included herein are subject to change as additional information becomes available as we perform additional analysis. Furthermore, Riverview will determine the final allocation of the acquisition price after completion of consolidation. The final acquisition accounting adjustments may be materially different from the pro forma adjustment presented herein. Increases or decreases in the fair value of certain balance sheet amounts including loans, securities, deposits and related intangibles and debt will result in adjustments to the balance sheet and statement of operations. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocated to goodwill while changes to other assets and liabilities may impact the statement of income due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities.

(9)	Reflects adjustment to Union’s net deferred tax at a rate of 34% related to fair value adjustments on the balance sheet and a statutory tax rate of 34% for book tax expense. We have not taken a tax benefit for certain consolidation obligations and cost that we do not consider tax deductible. Deferred tax assets of Union for directors’ deferred compensation; other-than temporary impairment; non-accrual loan interest; low income housing credit carry forward; net operating loss carry forward; and AMT credit carry forward were recognized based on management’s assessment that it was more likely than not that these items would be realized. Riverview’s annual taxable income has historically averaged approximately $1,120,000 over the past four years. Based on Riverview’s historical trend of taxable income, the years that NOL and low income housing credits would be available and consideration of limitations that would be placed on these carryforwards by URC sections 382 and 38, management has estimated that it is more likely than not that these specific items would be realized in 5 to 7 years. Deferred tax assets of Union for charitable contribution and capital loss limitation carryforwards have not been recognized based on management’s assessment that it is more likely than not that they would not be realized.

(10)	Unfunded liability fair value adjustment of $842,000 for a discontinued Union defined benefit pension plan.

(11)	Adjustments to Union’s historical shareholders’ equity consisting of a $595,000 reduction to common stock, a $1,694,000 reduction to surplus, and $11,099,000 reduction to undivided profits, and elimination of accumulated other comprehensive loss of $1,128,000 and treasury stock of $2,497,000, respectively, totaling $9,763,000, in exchange for zero par value Newco common stock valued at $12,425,000.

(12)	Adjustments to eliminate Riverview’s historical common stock of $875,000, surplus of $11,383,000 and treasury stock of $337,000, totaling $11,921,000 in exchange for zero par value Newco common stock valued at $11,921,000.